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Exhibit 4.1

AMENDMENT NUMBER 1
TO INDENTURE

        THIS AMENDMENT NUMBER 1 (this "Amendment"), dated as of December 18, 2003 to that certain Indenture, dated as of December 31, 2002 (as amended or supplemented from time to time as permitted thereby, the "Indenture"), by and between BRL Universal Compression Funding I 2002, L.P. (the "Issuer") and Wells Fargo Bank Minnesota, National Association, as indenture trustee (the "Indenture Trustee").

W I T N E S S E T H:

        WHEREAS, the Issuer and the Indenture Trustee have previously entered into the Indenture;

        WHEREAS, the parties desire to amend the Indenture in order to modify certain provisions of the Indenture;

        NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

        SECTION 1.    Defined Terms.    Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned in the Indenture.

        SECTION 2.    Full Force and Effect.    Other than as specifically modified hereby, the Indenture shall remain in full force and effect in accordance with the terms and provisions thereof and is hereby ratified and confirmed by the parties hereto.

        SECTION 3.    Amendment to the Indenture.    Pursuant to Section 1002 of the Indenture, as of the Effective Date following the execution and delivery hereof, the following definitions in Appendix A of the Indenture are hereby deleted in their entirety and the following is substituted in place thereof:

        (a)   "Scheduled Principal Payment Amount: For the Series 2002-1 Notes for any Payment Date, one of the following:

          (i)    prior to the Commitment Termination Date, the amount by which (x) the Series 2002-1 Note Principal Balance on such Payment Date exceeds (y) 99.5% of the Asset Base on such Payment Date;

          (ii)   on any Payment Date after the Commitment Termination Date prior to the Termination Date (regardless of whether a Trigger Event is then continuing), the sum of (x) 99.5% of the Scheduled Deposit Amount paid to the Trust Account on the previous Rent Payment Date and (y) amounts paid to the Trust Account from the Collateral Account; and

          (iii)  on the Termination Date and any Payment Date thereafter, the then unpaid Series 2002-1 Note Principal Balance."

In addition, but without duplication of, the foregoing, the Scheduled Principal Payment Amount shall include all amounts the Issuer shall elect to pay under Section 702(a) of the Indenture and all amounts required to be paid by the Issuer pursuant to Section 702(b) of the Indenture.

        (b)   "Series 2002-1 Note Commitment Termination Date: June 30, 2004 or such later date to which the Series 2002-1 Note Commitment Termination Date may be extended, if extended, in the sole discretion of the Series 2002-1 Noteholders, upon the request of the Issuer, in accordance with the terms of Section 2.1(c) of the Note Purchase Agreement; provided, that no such extension of the Series 2002-1 Note Commitment Termination Date shall be effective unless the Series Enhancer, in its sole discretion, shall have consented in writing to such extension, or, if earlier, (i) such date, if any, as shall be specified by the Series Enhancer or the Deal Agent as the Series 2002-1 Note Commitment Termination Date in a written notice sent to the Issuer on or prior to January 15, 2004, in the event the auditors appointed by the Series Enhancer to conduct the annual audit commencing in December 2003 discover any material problems, as determined by the Series Enhancer or the Deal Agent, as the case may be, in its commercially reasonable judgement, (ii) the Facility Note Termination Date as defined in the Note Purchase Agreement, or (iii) the LP Commitment Termination Date; provided, however, if the Head Lessee shall not have acquired on or before January 15, 2004 additional Eligible Compressors having an aggregate Appraised Value such that no Overcollateralization Event or Net Revenue Event shall occur or exist as a result of the depreciation of all Eligible Compressors, and the Aggregate Note Principal Balance shall not exceed 97% of the Asset Base, in each case, as of each of the six (6) successive Determination Dates commencing on January 15, 2004, the Series 2002-1 Note Commitment Termination Date shall be January 15, 2004."

        (c)   "Step-Up Interest Payment: An amount calculated in accordance with the definition of "Series 2002-1 Note Interest Payment" except using zero prior to any Payment Date which is prior to the Series 2002-1 Note Commitment Termination Date and using one and one quarter percent (1.25%) per annum at all other times thereafter in each case in lieu of clause (y) in such definition. The Step-Up Interest Payment may be waived in the sole discretion of the Deal Agent."

        SECTION 4.    Extension of Draw Date Under Policies.    Each of the signatories to this Amendment hereby consents to the amendment or endorsement of each Policy to provide that the Draw Date (under and as defined in each such Policy) is extended to July 20, 2024.

        SECTION 5.    Representations and Warranties.    In order to induce the Deal Agent, the Series Enhancer and the Control Party to enter into this Amendment, each of the Issuer and the Indenture Trustee hereby represents and warrants unto each the Deal Agent, the Series Enhancer and the Control Party as set forth in this Section 5:

        (a)   Each of the Issuer and the Indenture Trustee hereby confirms that each of the representations and warranties set forth in Articles V and VI and Section 911, as applicable, of the Indenture are true and correct as of the Effective Date with the same effect as though each had been made as of such date, except to the extent that any of such representations and warranties expressly relate to earlier dates in which case such representations and warranties shall be correct as of such earlier date.

        (b)   The Issuer represents and warrants that no Event of Default, Manager Default, Head Lease Event of Default, Universal Event, Trigger Event or Prospective Trigger Event has occurred and is continuing.

        (c)   Each of the Issuer and the Indenture Trustee hereby represents and warrants to the parties hereto that it possesses all requisite power and authority to execute, and deliver, and to perform each of its obligations under this Amendment and to effect the transactions contemplated hereby, all of which have been duly authorized and approved by all necessary partnership or corporate action, as applicable, and for which no consent of any Governmental Authority or any other person is required, and agrees to furnish the Deal Agent with evidence of such authorization and approval upon request.

        (d)   No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by any of the Issuer and the Indenture Trustee of this Amendment or any other documents to be executed by any of the Issuer and the Indenture Trustee in connection with this Amendment.

        (e)   This Amendment constitutes, and each other document executed by each of the Issuer and the Indenture Trustee in connection with this Amendment will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of each of the Issuer and the Indenture Trustee enforceable in accordance with their respective terms.

        SECTION 6.    Conditions Precedent.    The effectiveness of this Amendment shall be upon satisfaction of each of the conditions set forth in this Section 6 (such date, the "Effective Date")

        (a)   The Deal Agent has received counterparts of this Amendment and such related documentation as the Deal Agent or its counsel shall determine in their reasonable discretion, in form and substance satisfactory to the Deal Agent, duly executed and delivered by the Issuer, the Indenture Trustee, the Deal Agent, and the Series Enhancer, as applicable;

        (b)   The Deal Agent has received a certificate from the Issuer dated as of the Effective Date stating that (i) all representations and warranties of the Issuer set forth in the Indenture, as amended hereby, each of the other Related Documents, and this Amendment are true and correct in all material respects; and (ii) no Event of Default, Manager Default, Head Lease Event of Default, Universal Event, Trigger Event or Prospective Trigger Event has occurred and is continuing and

        (c)   The Deal Agent has received certified resolutions of the Issuer approving this Amendment and the other documents executed in connection herewith and certifying as of the Effective Date; the names and true signatures of persons authorized to sign this Amendment on behalf of the Issuer.

        (d)   The Deal Agent shall have received (i) evidence that the Head Lessee shall have acquired additional Eligible Compressors having an aggregate Appraised Value such that no Overcollateralization Event or Net Revenue Event shall occur or exist as a result of the depreciation of all Eligible Compressors, and the Aggregate Note Principal Balance shall not exceed 97% of the Asset Base, in each case, as of the Effective Date and the immediately succeeding Payment Date and (ii) a revised Manager Report and Asset Base Certificate in form and substance satisfactory to the Deal Agent, the Series Enhancer and the Control Party, demonstrating in sufficient detail the items set forth in clause (i) of this paragraph (d).

        (e)   No Event of Default, Manager Default, Head Lease Event of Default, Universal Event, Trigger Event or Prospective Trigger Event has occurred and is continuing.

        (f)    The first amendments, dated as of the date hereof, to the Partnership Agreement and the Note Purchase Agreement shall be effective.

        SECTION 7.    Miscellaneous Provisions.

        (a)   This Amendment shall become effective as of the Effective Date.

        (b)   This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

        (c)   On and after the execution and delivery hereof, (i) this Amendment shall be a part of the Indenture, and (ii) each reference in the Indenture to "this Indenture" or "hereof", "hereunder" or words of like import, and each reference in any other document to the Indenture shall mean and be a reference to the Indenture as amended or modified hereby.

        SECTION 8.    Execution in Counterparts.    This Amendment may be executed by the parties hereto in separate counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

        SECTION 9.    Governing Law.    THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES; PROVIDED THAT SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

        [Signature Page to Follow]

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment on the date first above written.

BRL UNIVERSAL COMPRESSION FUNDING I 2002, L.P.
By:	BRL Universal Compression Management 2002, Inc., its General Partner
By:	/s/ GREGORY C. GREENE Gregory C. Greene, President
WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION, as Indenture Trustee
By:	/s/ EDNA BARBER
Name:	Edna Barber
Title:	Assistant Vice President

        In accordance with Section 1002 of the Indenture, the undersigned hereby consent to this Amendment of the Indenture:

AMBAC ASSURANCE CORPORATION, as Control Party and Series Enhancer
By:	/s/ HARRIS C. MEHOS
Name:	Harris C. Mehos
Title:	First Vice President
WACHOVIA CAPITAL MARKETS, LLC, as Deal Agent
By:	/s/ MANOJ KUMAR
Name:	Manoj Kumar
Title:	Director

        In accordance with Section 1002 of the Indenture, the undersigned hereby consent to this Amendment of the Indenture.

VARIABLE FUNDING CAPITAL CORPORATION
By:	WACHOVIA CAPITAL MARKETS, LLC Its attorney-in-fact
By:	/s/ BRYAN P. MCGRATH
Name:	Bryan P. McGrath
Title:	Vice President

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  Exhibit 4.1
AMENDMENT NUMBER 1 TO INDENTURE